SIMEX TECHNOLOGIES, INC. ANNOUNCES SIGNING OF LETTER OF INTENT WITH COLLEGE TONIGHT, INC.

Atlanta, Georgia – (PR Newswire): Simex Technologies, Inc. (OTC: SMXT) announced today that it entered into a Letter of Intent on August 13, 2007 to acquire College Tonight, Inc., a privately held corporation with its principal headquarters located in Valley Village, California, in a reverse merger.

The proposed merger is subject to numerous conditions precedent, and will involve a change in stockholder control of SMXT, change of management, change of corporate name, change of corporate headquarters and other significant matters.  The proposed merger is expected to involve a 1:4 reverse stock split of the current outstanding shares of SMXT.  The company estimates that the merger will close in 60 days or less.

College Tonight (CT) is a social networking experience and marketing platform, which is designed to promote actual social interactivity among college students.  Due to the mobile nature of the site, the service’s design is also structured for the mobile user, focusing on nightlife events and social opportunities both directly on a student’s campus and within their broader communities. CT’s platform allows advertisers to tap into the world of active, outgoing and socially motivated college students – the trendsetters and “tastemakers” in our society.  The launch of a fully functional website is scheduled for September.

This release includes forward-looking statements.  Such statements involve risk and uncertainties, which could cause actual results to differ materially from those, set forth herein.

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Contact:

Robert Mottern, Esq.

Jones, Haley & Mottern, P.C.

770-804-0500

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